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Exhibit 99.1

CONTACTS:
Investor relations:	Media relations:
Gregg Haddad	Denise Malecki
813-206-3916	813-206-2747
gregg.haddad@wellcare.com	denise.malecki@wellcare.com

WELLCARE APPROVED TO PARTICIPATE IN FLORIDA’S LONG-TERM CARE COMMUNITY DIVERSION PILOT PROJECT IN 19 COUNTIES

TAMPA, Fla. (September 11, 2012) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that the Florida Department of Elder Affairs has approved WellCare of Florida to participate in 17 counties in support of the state’s Long-Term Care Community Diversion Pilot Project. On June 28, 2012, WellCare announced that it had received approval to provide services in Escambia and Santa Rosa Counties and began serving members on July 1, 2012. This approval of an additional 17 counties is effective immediately.

“We are pleased to offer seniors in need of long-term care a unique nursing home diversion program. WellCare will be partnering with the community-based providers already serving these 17 counties to deliver care utilizing their long-standing, high-quality services,” said Chrissie Cooper, president of WellCare’s Florida and Hawai’i Division. “We pride ourselves on our holistic, member-centric care model. Our high-touch, individualized approach is designed to ensure that our members have access to the home and community-based services and support they need to safely remain in their homes or communities.”

With this additional approval, WellCare now offers nursing home diversion services in Florida’s Bay, Calhoun, Columbia, Escambia, Franklin, Gadsden, Gulf, Holmes, Jackson, Jefferson, Leon, Liberty, Madison, Okaloosa, Santa Rosa, Taylor, Wakulla, Walton and Washington Counties. This long-term care approach includes social, home and community-based services along with coordinated health care to help members stay independent and in their communities.

WellCare has been serving Florida residents for more than 27 years, and as of June 30, 2012, WellCare served more than 537,000 members in Medicare Advantage plans, Medicare prescription drug plans and the Florida Medicaid Program. Today, WellCare offers a full range of Medicare, Medicaid and nursing home diversion programs in Florida and is able to effectively serve eligible members along the full continuum of care.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans. The company served approximately 2.6 million members nationwide as of June 30, 2012. For more information about WellCare, please visit the company's website at www.wellcare.com.

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